                                 Exhibit (a)(1)

                                 ANADIGICS, INC.

                  OFFER TO EXCHANGE OUTSTANDING OPTIONS HAVING

              AN EXERCISE PRICE OF AT LEAST $21.00 FOR NEW OPTIONS


       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY
              TIME, ON JUNE 18, 2002, UNLESS THE OFFER IS EXTENDED.

ANADIGICS, Inc. is offering optionees the opportunity to exchange outstanding stock options having an exercise price of at least $21.00 per share (the "eligible options") for new options that we will grant to purchase shares of our common stock (the "new options"). All eligible options which are returned by optionees and accepted by ANADIGICS for exchange will be canceled upon expiration of this offer. We will grant the new options on the later of December 20, 2002 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

The new options will not be granted until December 20, 2002 at the earliest. You will be at risk during the period between the expiration date of this offering and the date on which your new options will be granted (the "cancellation period"). If, for any reason, you cease to serve as an employee of ANADIGICS or its subsidiaries during the cancellation period, you will not be eligible to have a new option granted to you at the end of the cancellation period. Similarly, if ANADIGICS ceases to exist as an independent corporation during the cancellation period, either because it is acquired or for any other reason, or if you cease working for us because your business unit has been sold or for any other reason, you will not be eligible to receive a new option at the end of the cancellation period.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE SECURITIES COMMISSION. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Letter of Transmittal and cover letter (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of options being exchanged. This offer is subject to the conditions described in Section 6 of this Offer to Exchange.

Which Options are Eligible Options? All options having an exercise price of at least $21.00 per share that are currently outstanding under our 1997 Long Term Incentive and Share Award Plan for Employees, as amended (hereinafter, the "Plan") are eligible options. None of the options granted under our 1994 Long Term Incentive and Share Award Plan had an exercise price of at least $21.00 per share; accordingly, none of the options granted under that plan are eligible options. Similarly, none of the options granted within the past six months under the Plan have been granted at a price of at least $21.00 per share; as a result, none of the options granted within the past six months under the Plan may be exchanged pursuant to this Offer to Exchange. In addition, none of the options granted under our 1995 Long Term Incentive and Share Award Plan, as amended, are eligible options because either they do not have an exercise price of at least $21.00 or they were granted to optionees not eligible to participate in the exchange.

Who Can Participate in the Exchange? You can participate in this exchange if you are the owner of eligible options which have been granted under the Plan. However, you can not participate in the exchange if you are a director or an executive officer of the Company.

How many new options will I receive? Each new option will be exercisable for the number of shares of our common stock covered by the related eligible options that you have agreed to cancel, as adjusted for any stock splits, stock dividends and similar events. The exact number of option shares that you now have is set forth as an attachment to the Letter of Transmittal that you will receive. That attachment does not distinguish between eligible options and options that cannot be canceled pursuant to this offer.

What are the eligibility requirements that I must satisfy after the expiration date of the offer to receive the new options? To receive a grant of new options pursuant to the offer and under the terms of the Plan, you must be an employee of ANADIGICS or its subsidiaries from the date you return your options through the date we grant the new options. As more fully discussed herein, we will not grant the new options until the later of December 20, 2002 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU AGREE TO EXCHANGE YOUR OPTIONS BUT ARE NOT AN EMPLOYEE OF ANADIGICS OR ITS SUBSIDIARIES FROM THE DATE YOU RETURN ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL FORFEIT YOUR ELIGIBLE OPTIONS AND NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. ALSO, YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU CEASE SERVING AS AN EMPLOYEE OF ANADIGICS OR ITS SUBSIDIARIES DURING THE CANCELLATION PERIOD.

What is the exercise price of the new options? Each new option will have an exercise price equal to the closing sale price of one share of our common stock on the National Market System of the National Association of Securities Dealers, Inc. on the grant date or on the first day thereafter on which a selling price is made available to the public.

What is the vesting period of the new options? The new options will vest fully one year after the grant date. If you cease to be an employee of ANADIGICS or its subsidiaries during that one year period, you will lose all of the new options.

What is the term of the new options? Each new option will have a term that expires ten years after the grant date (in the absence of an earlier termination).

What risks am I taking if I exchange my eligible options? When this offer expires (June 18, 2002, unless we extend the offering period), we will cancel the eligible options that we accept for exchange. We will accept for exchange all eligible options that are returned to us in accordance with the terms and conditions of the offer. We will not grant the new options until the later of December 20, 2002 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. You will have no right to receive new options unless you are an employee of ANADIGICS on the date that we grant the new options. Thus, you will not receive new options if you cease to work for us because:

                  o you voluntarily decide to leave our employ during the cancellation period;

                  o you are dismissed by us during the cancellation period with or without cause;

                  o you must leave our employ during the cancellation period due to your death or disability; or

                  o     you retire during the cancellation period.

We have every reason to believe that ANADIGICS will continue to exist as an independent public company as of the grant date. However, if we cease to exist as an independent company prior to the grant date, or if you cease working for us because your business unit has been sold, you will not receive your new options. Thus, you will not receive new options if:

                  o ANADIGICS or your business unit is acquired during the cancellation period; or

                  o ANADIGICS ceases doing business during the cancellation period.

The exercise price of the new options will not be set until the end of the cancellation period. We are certainly hopeful that the market price of our common stock will increase during the cancellation period. It is possible that the exercise price of your new options will be higher than the exercise price of the options that you are returning to us.

The vesting periods of your new options will be somewhat different than the eligible options that you may return to us. A portion or all of your new options may vest earlier or later than they would have vested had you not canceled your options. If you cease to be an employee of ANADIGICS or its subsidiaries during the one year vesting period for the new options, you will lose all of the new options.

During the cancellation period you will be unable to exercise any of your canceled options previously accepted for exchange. Thus, if our stock price were to increase during the cancellation period, you may have less liquidity -- because you will have no opportunity to exercise any options -- during the cancellation period if you exchange your existing options than if you retain them.

During the period between the date on which this offer expires and the date on which we will be granting the new options, we do not intend to grant any stock options to any person who has agreed to cancel options. Instead, we will defer the grant of any options that we were intending to make to such persons until the grant date.

What does the Company recommend that I do? ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS. The Board of Directors has approved this offer in order to give the holders of eligible options the opportunity to exchange their options for options that may have a lower exercise price. However, as we have indicated, there are risks associated with this exchange. If you anticipate that you will not be an employee of ANADIGICS or its subsidiaries when the new options are granted see the discussion in response to Question 5 below. We recognize that the decision to accept this exchange offer is an individual one that should be based on a variety of factors. Given the personal nature of this determination, we have not made any general recommendation. You should consult with your personal advisors if you have questions about your financial or tax situation.

Shares of our common stock are quoted on the NASDAQ National Market under the symbol "ANAD". On May 16, 2002, the closing price of our common stock on the NASDAQ National Market was $11.58 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Letter of Transmittal to the Stock Option Exchange hotline at 908-791-6060 or stockoptionexchange@anadigics.com.

                                    IMPORTANT

In order to accept this offer, you must complete and sign the Letter of Transmittal and return it to ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, Attn: Stock Option Exchange, before 5:00 p.m., New York City Time, on June 18, 2002. We will not make any exceptions with regard to this deadline; we will not process any acceptance received after this offer expires. You do not need to return your stock option grant agreements for your eligible options to effectively elect to accept this offer.

Optionees who are not accepting this offer are requested to advise us that they are declining the offer by so indicating on their Letter of Transmittal and returning their Letter of Transmittal to the attention of the Stock Option Exchange at the address set forth in the immediately preceding paragraph.

We are not making this offer to, and we will not accept any options from, holders in any jurisdiction in which we believe this offer would not comply with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL AND COVER LETTER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

Page

SUMMARY TERM SHEET

THE OFFER.

1.       Number of Options; Expiration Date.
2.       Purpose of the Offer.
3.       Procedures.
4.       Change in Election.
5.       Acceptance of Options for Exchange and Cancellation and
                  Issuance of New Options.
6.       Conditions of the Offer.
7.       Price Range of Common Stock.
8.       Source and Amount of Consideration; Terms of New Options.
9.       Information About ANADIGICS, Inc.
10.      Interests of Directors and Officers; Transactions and
                  Arrangements About the Options.
11.      Status of Options Acquired by Us in the Offer; Accounting
                  Consequences of the Offer.
12.      Legal Matters; Regulatory Approvals.
13.      Material U.S. Federal Income Tax Consequences.
14.      Extension of Offer; Termination; Amendment.
15.      Fees and Expenses.
16.      Additional Information.
17.      Forward Looking Statements; Miscellaneous.

SCHEDULE A--Information About the Directors and Executive Officers of ANADIGICS,
         Inc.

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal and cover letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

We are offering to exchange all outstanding stock options having an exercise price of at least $21.00 per share that are outstanding under our 1997 Long Term Incentive and Share Award Plan for Employees, as amended (hereinafter, the "Plan").

Q2. WHY ARE WE MAKING THE OFFER?

As a company, we are philosophically committed to the concept of our optionees as owners, and in light of recent stock market conditions and the difficulties experienced generally in our industry, many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock. We believe that these options are unlikely to be exercised in the foreseeable future. We felt it appropriate to offer this exchange program, which, together with our regular annual grant process, will help us advance our philosophy.

Q3. ARE THERE CONDITIONS TO THE OFFER?

The offer is subject to the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q4. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

You must be the owner of an eligible option that is outstanding as of the date on which our offer expires and, on the grant date, you must be an employee of ANADIGICS or its subsidiaries. The grant date will be the later of December 20, 2002 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. However, you can not participate in the exchange if you are a director or an executive officer of the Company.

Q5. WHAT IF I AM NOT AN EMPLOYEE OF ANADIGICS OR ITS SUBSIDIARIES WHEN THE NEW OPTIONS ARE GRANTED AND BEGIN TO VEST?

If you believe that you will not be an employee of ANADIGICS or its subsidiaries when the new options are granted and begin to vest, we recommend that you not accept the offer. Your eligible options may currently be fully or partially vested. If you do not accept the offer, then when your relationship with ANADIGICS ends, you generally will be able to exercise your eligible options that have vested through the date of termination and to the extent, if any, that the stock price exceeds the exercise price of your eligible options. However, if you accept the offer, your eligible options will be canceled. If your relationship ends before the new options are granted, you will not be eligible to receive new options and you will not receive any other consideration.

Q6.  HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

You will receive one new option for each eligible option that you return, as adjusted for any stock splits, stock dividends and similar events. The exact number of option shares (including shares covered by options that are not eligible options) that you have now is set forth as an attachment to the enclosed Letter of Transmittal. If you elect to exchange any of your eligible options, it will be necessary for you to initial the option grants that you desire to cancel on the attachment and then return the signed Letter of Transmittal, with the initialed attachment, to us at the address that we have described in this offer. All new options will be granted under the same Plan that governed the related canceled options and will be subject to the terms and conditions of that Plan and a new option agreement between you and us.

Q7.  WHEN WILL I RECEIVE MY NEW OPTIONS?

The new options will have a grant date that will be the later of December 20, 2002 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. We expect to distribute the new option agreements promptly after the close of business on the grant date. (Section 5)

Q8.  WHY WILL I HAVE TO WAIT TO RECEIVE MY NEW OPTIONS?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense except with respect to certain options granted to optionees who elect to participate in the exchange and who were granted options within the period beginning six months prior to commencement of the exchange period and concluding at least six months and one day following the date we cancel the options accepted for exchange.

Q9.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

Each new option will have an exercise price equal to the closing sale price of one share of our common stock on the National Market System of the National Association of Securities Dealers, Inc. on the grant date or on the first day thereafter on which a selling price is made available to the public. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

We will tell you what the exercise price for the new options is on or about December 20, 2002. We will post the exercise price on the ANADIGICS website. The exercise price of any option you tender must be at least $21.00 per share. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

Q10. WHEN WILL THE NEW OPTIONS VEST?

The new options will vest one year after they are granted. Thus, if the new options are granted on December 20, 2002, they will vest on December 20, 2003. If you cease to be an employee of ANADIGICS or its subsidiaries during the one year vesting period for the new options, you will lose all of the new options.

Q11. WHEN WILL THE NEW OPTIONS EXPIRE?

The new options will expire ten years after the grant date (in the absence of an earlier termination).

Q12. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

Yes; to the extent your eligible options would have vested before the one year anniversary of the grant date, you will lose the benefits of any vesting under options you tender in the offer. The new options you receive will not be vested, even if the options you exchange are fully or partially vested.

Q13. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

You are not required to exchange all of your eligible options. However, if you exchange any options granted on a particular date, you will be required to exchange all of the options granted to you on that date.

Q14. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We believe that the exchange will be treated as a non- taxable exchange and the grant of options is not recognized as taxable income. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting this offer. If you are an optionee based outside of the United States, we recommend that you consult with your own tax and other advisors to determine the tax and other consequences of this transaction under the laws of the country in which you live and work. (Section 13)

Q15. WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

No. None of the eligible options are "incentive stock options" (as such term is defined under the Internal Revenue Code). Accordingly, all new options will be non-qualified stock options and not incentive stock options.
(Section 8)

Q16. WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON ANADIGICS?

Because of the 181 day gap between the date on which this offer expires and the date on which the new options are granted, we will not be required to recognize any compensation expense as a result of our exchange offer except with respect to certain options granted to optionees who elect to participate in the exchange and who were granted options within the period beginning six months prior to commencement of the exchange period and concluding at least six months and one day following the date we cancel the options accepted for exchange. Had we selected a shorter period or modified some of the other terms of our offer, the offer could have resulted in variable accounting treatment, potentially requiring ANADIGICS to recognize additional non-cash compensation expenses on our statement of operations. Such variable accounting treatment will be limited to certain options granted to optionees who elect to participate in the exchange and who were granted options within the period beginning six months prior to commencement of the exchange period and concluding at least six months and one day following the date we cancel the options accepted for exchange.

Q17. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

The offer expires on June 18, 2002, at 5:00 p.m., New York City Time, unless we extend it. If we extend the offer, it will be necessary for us to defer the grant dates and vesting dates of the new options by the length of the time that we extend the offering period. You should not expect that we will extend the offering period. Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date. (Section 14)

Q18. WHAT DO I NEED TO DO?

If you decide to accept our offer, you need to make your election, sign the attached Letter of Transmittal, indicate on the attachment to the Letter of Transmittal which of your options you are exchanging (by initialing the options that you intend to cancel) and deliver your Letter of Transmittal, with the attachment, to ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059,
Attention: Stock Option Exchange, before 5:00 p.m., New York City Time, on June 18, 2002. If you have questions about delivery, you may contact the Stock Option Exchange hotline at (908) 791-6060 or stockoptionexchange@anadigics.com. You should review the Offer to Exchange and the accompanying Letter of Transmittal and cover letter and all of their attachments before making your election. We will only accept a paper copy of your Letter of Transmittal. Delivery by email will not be accepted.

If you intend to reject the offer, we would appreciate your indicating your rejection on the Letter of Transmittal and delivering your Letter of Transmittal to ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, Attention:
Stock Option Exchange, before 5:00 p.m., New York City Time, on June 18, 2002.

If we extend the offer beyond June 18, 2002, then you must complete, sign and deliver the Letter of Transmittal before the extended expiration of the offer. We may reject any acceptance to the extent that we determine the Letter of Transmittal is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not complete, sign and deliver the Letter of Transmittal before the offer expires, it will have the same effect as if you rejected the offer.

Q19. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

You may change your previous election at any time before 5:00 p.m. New York City Time, on June 18, 2002. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver a letter of withdrawal to the attention of the Stock Option Exchange before the offer expires. You may change your election more than once before the expiration of the offer. (Section 4)

Q20. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY ACCEPTANCE DOES NOT QUALIFY UNDER THE TERMS OF THE OFFER?

Nothing. If you do not accept the offer, or if we do not accept the options you return because your exchange did not qualify under the terms of our offer, you will keep your current options, and you will not receive any new options pursuant to this offer. No changes will be made to your current options.

Q21. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

Although our Board has approved this offer, neither we nor our Board of Directors are making any recommendation as to whether you should tender or refrain from tendering your eligible options. We recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Under certain circumstances, you could fare worse financially by accepting the offer than if you decide not to accept the offer.

Q22. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact the Stock Option Exchange hotline in accordance with the instructions that we have set forth above. A representative of the Company will do their best to promptly respond to any of your questions about this offer.

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options that have an exercise price of at least $21.00 per share. We estimate that as of the date of this offer, options covering 966,018 shares of our common stock are eligible for exchange.

You may only return options having an exercise price of at least $21.00 per share. If you exchange any options granted on a particular date, you will be required to exchange all of the options granted to you on that date.

Our offer is subject to the terms and conditions described in this Offer to Exchange and the accompanying Letter of Transmittal and cover letter. We will only accept options that are properly returned and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

Each new option will be exercisable for a number of shares equal to the number of shares covered by the existing option being replaced, as adjusted for any stock splits, stock dividends and similar events. The exact number of option shares that you have now is set forth in an attachment to the enclosed Letter of Transmittal. All new options will be issued under the same Plan that covered the canceled options and a new option agreement between you and us.

IF YOU ARE NOT AN EMPLOYEE OF ANADIGICS OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE OF ANADIGICS OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

The term "expiration date" means 5:00 p.m., New York City Time, on June 18, 2002, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date on which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish a notice:

                  o we increase or decrease what we will give you in exchange for your options; or

                  o we increase or decrease the number of options eligible to be exchanged in the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published. A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.


2.   PURPOSE OF THE OFFER.

We issued the options under the Plan to strengthen ANADIGICS by providing incentives to our employees to encourage them to devote their abilities and industry to the success of ANADIGICS' business enterprise. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe that in light of recent market conditions, many of these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the closing sales price of our common stock on the grant date, we intend to provide our optionees with the benefit of owning options that over time may have a greater potential to increase in value, create better performances incentives for our optionees and thereby maximize stockholder value. We will not penalize optionees in any respect if they decide not to accept the Offer. Thus, by way of example, employees who decline to participate will remain eligible to receive future option grants notwithstanding the fact that they opted not to participate in our Offer.

We are reserving the right, in the event of a merger or similar transaction, or in the event of a sale of a business unit, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interests of the Company and its stockholders. This could include steps which would preclude current optionees from being eligible to receive new options on the grant date. If we were to take such steps in connection with such a transaction, optionees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

Subject to the foregoing, except as otherwise described or referred to in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

                  o an extraordinary corporate transaction, such as a merger or reorganization, involving the sale of ANADIGICS or any of our material subsidiaries;

                  o any sale of a material amount of our assets or any subsidiary's assets;

                  o any material change in our present dividend policy, or our indebtedness or capitalization;

                  o any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer's material terms of employment;

                  o any other material change in our corporate structure or business;

                  o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

                  o our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Securities Exchange Act;

                  o the suspension of our obligation to file reports pursuant to section 15(d) of the Securities Exchange Act;

                  o the acquisition by any person of any of our securities, other than in connection with our employee benefit plans or upon the conversion of outstanding convertible securities; or

                  o any material change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

From time to time, we receive inquiries regarding potential transactions which could ultimately result in our acquiring assets or businesses in exchange for our stock, cash or a combination of stock and cash.


Neither we nor our Board of Directors are making any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. We recognize that the decision to accept is an individual one that should be based on a variety of factors. You should consult with your personal advisors if you have questions about your financial or tax situation. Under certain circumstances, you could fare worse financially by accepting the offer than if you decide not to accept the offer. If you accept the offer, we will not grant any options to you prior to the grant date, even if you otherwise would have received grants in the interim. Instead, we will defer the grant of any such "interim" options until after the grant date.

3.   PROCEDURES.

Making Your Election. To make an election to accept this offer, you must complete the Letter of Transmittal by initialing on the attachment which options you are canceling, sign the Letter of Transmittal and deliver the Letter of Transmittal to ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059;
Attention: Stock Option Exchange, before 5:00 P.M. New York City Time on the expiration date. We will only accept a paper copy of your Letter of Transmittal. Delivery by email will not be accepted. You do not need to return your stock option letter agreements for your eligible options to effectively elect to accept the offer. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. If you intend to reject this offer, we would appreciate your specifying such rejection in the Letter of Transmittal and returning the Letter of Transmittal to ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059; Attention: Stock Option Exchange, before 5:00 P.M. New York City Time on the expiration date.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and letters of withdrawal. Our determination of these matters will be final and binding on all parties. We may reject any or all Letters of Transmittal and letters of withdrawal to the extent that we determine that they were not properly executed or delivered or to the extent that we determine that it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Letter of Transmittal or letter of withdrawal with respect to any particular options or any particular option holder. No options will be properly submitted until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities involved in the submission of any options or letters of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement. If you elect to exchange eligible options according to the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly submitted will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly submitted options that have not been validly withdrawn.

4. CHANGE IN ELECTION.

You may only withdraw or otherwise modify your election by following the procedures described in this Section 4. If you elect to accept the offer and exchange your options and you later want to withdraw or otherwise modify your election to reject the offer or to return different eligible options in a manner which complies with this offer, you must submit a change of election to the attention of the Stock Option Exchange in the form of a letter of withdrawal in which you advise us of the change. We will only accept a paper copy of your letter of withdrawal. Delivery by e-mail will not be accepted. The change will be effective only if it constitutes a complete rejection of the offer or if it describes an exchange that is permitted under the terms of this offer. If the letter of withdrawal describes an exchange that is not consistent with the terms of this offer, we have the right, in our discretion, to either treat it as a rejection of the offer or to disregard it and accept the election initially submitted by you.

You may withdraw or otherwise modify your election at any time before 5:00 p.m., New York City Time, on June 18, 2002. If we extend the offer beyond that time, you may withdraw or otherwise modify your election at any time until the extended expiration of the offer.

To withdraw or otherwise modify your election, you must deliver a letter of withdrawal to the attention of the Stock Option Exchange at our Warren, New Jersey headquarters before the offer expires. The letter of withdrawal must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the offer.

Neither we nor any other person are obligated to give notice of any defects or irregularities in any letter of withdrawal, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of letters of withdrawal. Our determinations with respect to these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange, and cancel all options properly returned and not validly withdrawn before the expiration date. Promptly after the close of business on the grant date, you will receive your new option agreement. The new options will have a grant date of the later of December 20, 2002 or the first business day which is at least six months and one day following the date we cancel the options accepted for exchange.

Your new options will entitle you to purchase up to the number of shares of common stock covered by your eligible options, as adjusted for any stock splits, stock dividends and similar events. The attachment to your Letter of Transmittal shows all of the option shares that you now own. The options listed on that attachment may include options which are not eligible to be canceled.

We will give you oral or written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the expiration date. After we accept returned options for exchange, we will send each option holder who accepted the offer a letter confirming the new options that will be granted to the option holder if the option holder continues to be an employee of ANADIGICS or its subsidiaries on the new grant date.

IF YOU ARE NOT AN EMPLOYEE OF ANADIGICS OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE OF ANADIGICS OR ITS SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

6. CONDITIONS OF THE OFFER.

We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 20, 2002 and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options returned to us:

                  o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

                  o any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                        o make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

                        o delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

                        o materially impair the benefits we believe we will receive from the offer; or

                        o materially and adversely affect our business, condition (financial or other), income, operations or prospects;

                  o     there is:

                        o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                        o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

                        o the decline of the Dow Jones Industrial Average, the NASDAQ National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 20, 2002;

                  o another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

                        o any person, entity or "group," within the meaning of section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 20, 2002;

                        o     any such person, entity or group that has filed a
                              Schedule 13D or Schedule 13G with the SEC on or before May 20, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

                        o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 indicating that it intends to acquire us or any of our assets or securities or otherwise shall have made a public announcement that it intends to acquire us or any of our assets or securities;

                  o any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us; or

                  o there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer other than with respect to options granted to optionees who elect to participate in the exchange and who were granted options within the period beginning six months prior to commencement of the exchange period and concluding at least six months and one day following the date we cancel the options accepted for exchange.

The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

7. PRICE RANGE OF COMMON STOCK.

Our common stock is quoted on the Nasdaq National Market under the symbol "ANAD." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                        Quarter ended                       High       Low
                        -------------                       ----       ---

Calendar Year 2002:
June 30, 2002 (through May 16, 2002)....................   $13.61    $ 8.25
March 31, 2002..........................................    16.29      9.40

Calendar Year 2001:
December 31, 2001.......................................    21.05     11.15
September 30, 2001......................................    21.90     10.22
June 30, 2001...........................................    25.38     10.62
March 31, 2001..........................................    19.69     10.50

Calendar Year 2000:
December 31, 2000.......................................    25.75     13.31
September 30, 2000......................................    42.88     19.50
June 30, 2000...........................................    80.13     25.13
March 31, 2000..........................................   112.13     27.67


As of May 16, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $11.58 per share.

We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. Each new option will be exercisable for the number of shares equal to the number of shares covered by the eligible options returned to us, as adjusted for any stock splits, stock dividends and similar events. The exact number of option shares that you now have under all of your options is set forth in the attachment to the enclosed Letter of Transmittal. In order to cancel any options, you will be required to indicate on that attachment which options you intend to cancel by initialing the canceled options. You may only cancel eligible options. If you cancel any options granted to you on a particular date, you must cancel all eligible options granted to you on that date.

If we receive and accept the return of all outstanding eligible options, we will grant new options to purchase a total of 966,018 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 3.6% of the total shares of our common stock outstanding as of March 31, 2002.

Terms of New Options. Each new option will be issued under the same Plan as the option for which it has been exchanged and a new option agreement will be executed between each option holder who accepts the offer and ANADIGICS. Except with respect to the date that vesting and exercisability begin, the vesting period (which will expire one year after the date of grant in the case of all new options), the expiration date, and as otherwise specified in this offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options. The terms and conditions of the new options will be substantially similar to one another.

The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options. Assuming that the conditions described above are satisfied and the optionee's exchange of eligible options has been accepted, the optionee will have the right to receive the new options on the grant date if:

                        o the optionee remains an employee of ANADIGICS or its subsidiaries as of the grant date; and

                        o no "Extraordinary Event" has occurred on or before the grant date.

For purposes of this offer, the term "Extraordinary Event" shall mean:

                        o a merger, consolidation or other business combination involving ANADIGICS in which the stockholders of ANADIGICS immediately prior to such transaction do not own, after such transaction, at least 50% of ANADIGICS or the corporation or other entity controlling ANADIGICS;

                        o a sale of all or substantially all of the assets of ANADIGICS;

                        o     the liquidation or dissolution of ANADIGICS; or

                        o the filing of a voluntary petition by us in a bankruptcy proceeding or the filing of an involuntary bankruptcy petition against us which is not dismissed within sixty days after the filing date.

The following description of the Plan is a summary and is not complete. Complete information about the Plan is included in the Plan summary previously circulated to you. Please contact the Stock Option Exchange, c/o ANADIGICS, Inc. to request a copy of the Plan. A copy will be provided promptly and at our expense.

General. The Plan provides for the granting of stock options, stock appreciation rights, restricted shares and other share based awards to eligible employees. Options granted under the Plan become exercisable in varying amounts determined at the time of the option grants. To date, no stock appreciation rights or restricted shares have been granted under the Plan. Although the Plan provides for the grant of both "incentive stock options" (as such phrase is defined in the Internal Revenue Code) and non-qualified stock options, to date we have not granted any incentive stock options.

As of March 31, 2002, stock options covering 148,169 shares were available for grant under the Plan and stock options to purchase 4,321,260 shares were outstanding. If any stock options granted under the Plan expire or terminate for any reason before they have been exercised in full, the shares subject to those expired or terminated options will again be available for issuance pursuant to the Plan.

Administration. The Plan is administered by the Compensation Committee of our Board of Directors. The Plan provides, in general, that the Compensation Committee will have full authority to:

                  o award stock options and other benefits to persons designated by the Committee;

                  o set the terms, conditions and restrictions of the options awarded under the Plan, their exercise and all related rights;

                  o accelerate the date on which previously granted options may be exercised;

                  o prescribe the form of agreements awarding and governing the stock options granted under the Plan;

                  o     interpret the Plan;

                  o     establish rules and regulations relating to the Plan;
                        and

                  o make all other determinations for the proper administration of the Plan.

Term. The term of each option granted under the Plan is fixed by the Compensation Committee at the time of grant. The new options to be granted under the Offer to Exchange will have a term that expires ten years after the date of grant, subject to earlier termination in accordance with the provisions of the Plan.

Termination. Under the Plan, termination of service is covered under stock option agreements furnished at or about the time of the option grant. In general, under those agreements:

      o in the event that an optionee's employment or service with ANADIGICS is terminated due to the optionee's death, total disability or retirement from ANADIGICS on or after reaching age 65, all of his or her options will become fully exercisable and may be exercised at any time within a period up to the sooner of 12 months after such termination or the expiration date of such options (at the end of which period, all such options will lapse), by such decedent's executors or personal administrators or by such disabled optionee;

      o in the event that an optionee's employment or service with ANADIGICS is terminated due to the optionee's retirement from ANADIGICS on or after reaching age 55 and before reaching age 65, all options owned by such optionee will be exercisable, but only to the extent exercisable on the date of termination of employment, by such optionee for a period of up to the sooner of 12 months after such termination or the expiration date of such options (at the end of which period, all such options will lapse); and

      o in the event that an optionee's employment or service with ANADIGICS is terminated by ANADIGICS or by an optionee for any reason other than such optionee's death, retirement on or after reaching age 55 or total disability, all options owned by such optionee will be exercisable, but only to the extent exercisable on the date of termination of employment, by such optionee for a period of up to the sooner of 90 days after the termination of employment and the expiration date of such options (at the end of which period, all such options will lapse).

Change in Control. Under the Plan, stock option agreements furnished at or about the time of the option grant set forth the effect on options of a change in control of ANADIGICS. In general, under those agreements options become immediately exercisable upon a change in control of ANADIGICS. For this purpose, a change in control of ANADIGICS is deemed to have occurred if:

      (i) any "Person" as such term is used in Section 13 (d) and 14 (d) of the Securities Exchange Act, other than ANADIGICS, any trustee or other fiduciary holding securities under an employee benefit plan of ANADIGICS, or any corporation owned, directly or indirectly, by the stockholders of ANADIGICS in substantially the same proportions as their ownership of stock of ANADIGICS, is or becomes the "beneficial owner", as defined in Rule 13d-3 under the Securities Exchange Act, directly or indirectly, of securities of ANADIGICS representing 50% or more of the combined voting power of ANADIGICS then outstanding securities;

      (ii) during any 12-month period (not including any period prior to the execution of the respective stock option agreement), individuals who at the beginning of such period constitute the board of directors of ANADIGICS, and any new director, other than a director designated by a person who has entered into an agreement with ANADIGICS to effect a transaction described in clauses (i), (iii) or (iv), whose election by the board of directors or nomination for election by ANADIGICS stockholders was approved by a vote of at least 66 2/3% of the members of the board of directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors;

      (iii) ANADIGICS' stockholders approve a merger or consolidation of ANADIGICS with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of ANADIGICS outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of ANADIGICS or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of ANADIGICS (or similar transaction) in which no Person as such term is used in Section 13 (d) and 14 (d) of the Securities Exchange Act, acquires more than 50% of the combined voting power of ANADIGICS then outstanding securities; or

      (iv) the stockholders of ANADIGICS approve a plan of complete liquidation of ANADIGICS or an agreement for the sale or disposition by ANADIGICS of all or substantially all of its assets.

Exercise Price. The exercise price of each option granted under the Plan is determined by the Compensation Committee at the time of grant. The new options will have an exercise price equal to the closing sale price of one share of our common stock on the National Market System of the National Association of Securities Dealers, Inc. on the close of business on the grant date of the new options or on the first day thereafter on which such a closing sale price is made available to the public.

Tax Consequences. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an optionee based outside of the United States, we recommend that you consult with your own tax and other advisors to determine the tax and other consequences of this transaction under the laws of the country in which you live and work.

Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of ANADIGICS, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9. INFORMATION ABOUT ANADIGICS, INC.

ANADIGICS designs and manufactures radio frequency integrated circuit (RFIC) solutions for the growing wireless and broadband communications markets. Our high frequency RFIC products enable manufacturers of communications equipment to enhance overall system performance, and reduce manufacturing cost and time to market.

ANADIGICS was incorporated in 1984 in the state of Delaware. Our principal corporate offices are located in Warren, New Jersey. ANADIGICS completed its initial public offering in April 1995, and our common stock is listed on the Nasdaq National Market under the symbol "ANAD."

Set forth below is selected consolidated historical financial and other data as of and for the five years ended December 31, 2001 and as of and for the three months ended March 31, 2001 and March 30, 2002. The selected consolidated historical financial and other data as of December 31, 2000 and 2001 and for each of the five years in the period ended December 31, 2001 were derived from our consolidated financial statements and related notes audited by Ernst & Young LLP, independent auditors. The selected consolidated historical financial and other data as of and for the three months ended March 31, 2001 and March 30, 2002 have been derived from our unaudited consolidated historical financial statements and, in the opinion of our management, have been prepared on a basis consistent with our historical consolidated financial statements and include all adjustments (which consist of normal recurring accruals) that are considered by management to be necessary for fair presentation of such financial information. Operating results for the three months ended March 30, 2002 are not necessarily indicative of the results that may be expected for future periods. The selected consolidated historical financial and other data presented below should be read in conjunction with our historical consolidated financial statements and notes thereto.

0

                                                      YEAR ENDED DECEMBER 31,                             THREE MONTHS ENDED
                              --------------------------------------------------------------------  -------------------------------
                                  1997           1998          1999         2000          2001      March 30, 2002   March 31, 2001
                              ------------  ------------  ------------  ------------  ------------  --------------   --------------
                                                                                                     (unaudited)      (unaudited)
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS:
Net sales ................... $    102,536  $     86,075  $    131,159  $    172,268  $     84,765    $     19,521     $     28,520
Cost of sales ...............       56,093        66,228        75,820        89,471        87,697          19,005           21,205
                              ------------  ------------  ------------  ------------  ------------    ------------     ------------
Gross profit (loss) .........       46,443        19,847        55,339        82,797        (2,932)            516            7,315
Research and
  development expenses ......       16,765        18,824        29,658        39,799        37,764           7,578           10,051
Selling and administrative
  expenses ..................       12,139        12,926        19,092        26,202        27,282           5,279            6,640
Restructuring and
  other charges .............            -         2,616          (441)            -         3,775           5,959                -
Asset impairment charges ....            -         4,510             -             -        10,433               -                -
Purchased in-process R&D ....            -             -             -             -         3,800               -                -
                              ------------  ------------  ------------  ------------  ------------    ------------     ------------
Operating income (loss) .....       17,539       (19,029)        7,030        16,796       (85,986)        (18,300)          (9,376)
Interest expense ............          155            79           369           300           627           1,442               61
Interest income .............        3,384         2,382         3,637        10,821         6,931           1,681            2,423
Impairment of investments ...            -             -             -             -         3,061               -                -
Other (expense) income ......            -            (7)           25         1,279           (39)              2              (60)
Provision for litigation
  settlement ................            -             -         6,925             -             -               -                -
                              ------------  ------------  ------------  ------------  ------------    ------------     ------------
Income (loss) before
  income taxes ..............       20,768       (16,733)        3,398        28,596       (82,782)        (18,059)          (7,074)
Provision (benefit) for
  income taxes ..............        5,439        (7,175)          810         9,704        24,338               -           (2,476)
                              ------------  ------------  ------------  ------------  ------------    ------------     ------------
Net income (loss) ........... $     15,329  $     (9,558) $      2,588  $     18,892  $   (107,120)   $    (18,059)    $     (4,598)
                              ============  ============  ============  ============  ============    ============     ============

Basic earnings (loss)
  per share ................. $       0.72  $      (0.43) $       0.11  $       0.64  $      (3.54)   $      (0.59)    $      (0.15)
                              ============  ============  ============  ============  ============    ============     ============
Weighted average common
  shares outstanding ........   21,419,936    22,085,912    23,602,799    29,712,879    30,248,476      30,570,828       30,063,509

Diluted earnings (loss)
   per share ................ $       0.68  $      (0.43) $       0.10  $       0.60  $      (3.54)   $      (0.59)    $      (0.15)
                              ============  ============  ============  ============  ============    ============     ============
Weighted average common and
  dilutive securities
  outstanding ...............   22,595,819    22,085,912    25,203,882    31,519,889    30,248,476      30,570,828       30,063,509


                                                                 AT DECEMBER 31,                          Three months ended
                                               --------------------------------------------------   ------------------------------
                                                  1997       1998      1999      2000      2001     March 30, 2002  March 31, 2001
                                               --------    --------  --------  --------  --------   --------------  --------------
                                                                                                      (unaudited)     (unaudited)
                                                               (IN THOUSANDS)                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................   $ 65,061   $ 57,123   $176,322   $179,987   $132,062       132,519        167,212
Total assets................................    168,084    154,098    317,610    352,473    346,914       330,894        344,283
Capital lease obligations:
  current maturities........................        425        229        151        250         94            38            140
  long-term portion.........................        389        183         32          -          -             -              -
Current maturities of long-term debt........          -      1,000      1,000      1,000        244           179          1,000
Long-term debt, less current portion........          -      4,000      3,000      2,000    100,000       100,000          1,750
Total stockholders' equity..................    146,463    137,807    276,649    328,832    226,636       207,608        325,016


We acquired Telcom Devices Corp. on April 2, 2001 and accounted for that transaction as a purchase. Accordingly, their results of operations are included in ANADIGICS' consolidated results of operations from the date of purchase.

The balance sheet data reflects our issuance of $100 million aggregate principal amount of senior convertible notes on November 27, 2001.

As of March 30, 2002, our book value per share of common stock was $6.79.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS ABOUT THE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of April 30, 2002, our executive officers and non-employee directors (9 persons) as a group held options outstanding under our option plans to purchase a total of 2,147,861 shares of our common stock. None of those options are eligible for exchange under this offer.


11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Eligible options that we acquire in connection with the offer will be canceled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plan and for issuance upon exercise of the new options without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

Except as described below, we do not believe that we will record any compensation expense as a result of the offer because:

            (a) we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

            (b) the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

We may incur compensation expense, however, if we grant any options having an exercise price less than the exercise price of the tendered option to any tendering option holder within the period beginning six months prior to commencement of the exchange period and concluding at least six months and one day following the date we cancel the options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to ANADIGICS' earnings until such options are exercised, forfeited or expire unexercised. We would adjust this compensation expense periodically based on increases or decreases in the market value of the shares subject to the newly granted options. At present, we do not intend to grant any stock options to any tendering option holder at any time before the scheduled new option grant date.


12. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to the conditions described in Section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. This summary reflects the fact that none of the options granted under the Plan to date are, and none of the new options to be granted pursuant to the offer will be, incentive stock options under the Internal Revenue Code.

If you exchange outstanding stock options for new options, you will not recognize income for federal income tax purposes as a result of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the date of grant of the new options, you will not recognize income for federal income tax purposes as a result of the exchange.

When you exercise a new option, the difference between the exercise price of the option and the fair market value of the shares subject to the option, determined as of the date of exercise, will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable information reporting requirements.

If you exchange shares of ANADIGICS common stock in payment of part or all of the exercise price of a non-incentive stock option, no gain or loss will be recognized with respect to the shares exchanged and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares and the ordinary income recognized with respect to the shares. The capital gain or loss will be treated as long term capital gain or loss if you have held the shares for more than one year following the exercise of the option.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We may, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

Prior to the expiration date, we may postpone accepting and canceling any eligible option if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must return the surrendered options promptly after we terminate or withdraw the offer.

As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

      o we increase or decrease what we will give you in exchange for your options; or

      o we increase or decrease the number of options eligible to be exchanged in the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

15. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer to exchange.

16. ADDITIONAL INFORMATION.

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a) our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on March 29, 2002, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on April 23, 2002;

(b) our quarterly report on Form 10-Q for the quarterly period ended March 30, 2002 filed with the SEC on April 26, 2002;

(c) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on March 8, 1995, including any amendments or reports we file for the purpose of updating that description; and

(d) the description of the preferred stock purchase rights associated with our common stock, included in our registration statement on Form 8-A12G/A, which was filed with the SEC on September 9, 1999, as modified by our current report on Form 8-K, disclosing an amendment to our Rights Agreement with Chase Mellon Shareholder Services L.L.C., as Rights Agent, which current report was filed with the SEC on December 4, 2000.

The SEC file number for these filings is 0-25662. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.                             500 West Madison Street
Room 1024                                          Suite 1400
Washington, D.C. 20549                             Chicago, Illinois 6066

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "ANAD" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                 ANADIGICS, Inc.
                            Attn: Investor Relations
                              141 Mt. Bethel Road,
                            Warren, New Jersey 07059
or by telephoning us at (908) 668-5000 on weekdays between the hours of 9:00 a.m. and 5:00 p.m., New York City Time.

As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about ANADIGICS should be read together with the information contained in the documents to which we have referred you.

17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

Our SEC reports referred to above include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" consist of all non-historical information regarding ANADIGICS. In addition, the words "could", "expects", "anticipates", "objective", "plans", "may affect", "may depend", "believes", "estimates", "projects" and similar words and phrases are also intended to identify such forward-looking statements. Actual results could differ materially from those projected in our forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, order rescheduling or cancellation, changes in customer's forecasts of product demand, timely product and process development, individual product pricing pressure, variation in production yield, changes in estimated product lives, difficulties in obtaining components and assembly services needed for production of integrated circuits and changes in economic conditions of the various markets we serve, as well as the other risks detailed from time to time in ANADIGICS' reports filed with the SEC, including our annual report on Form 10-K for the year ended December 31, 2001 filed with the SEC on March 29, 2002. All such forward-looking statements are current only as of the date on which such statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to statements made by ANADIGICS in connection with our offer.

If, at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction

We and our Board recognize that the decision to accept our offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from ANADIGICS is limited to this document, the accompanying cover letter and the enclosed Letter of Transmittal.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ACCOMPANYING COVER LETTER AND THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

ANADIGICS, INC.                   May 20, 2002

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND

                      EXECUTIVE OFFICERS OF ANADIGICS, INC.

The directors and executive officers of ANADIGICS, Inc., their ages and their positions and offices as of May 17, 2002 and the number of shares of common stock covered by all options that they owned as of May 17, 2002 are set forth in the following table:

--------------------- ------- ------------------------------------- ------------
Name                  Age     Positions with ANADIGICS              Number of
                              ------------------------

                                                                    Options
--------------------- ------- ------------------------------------- ------------
Bami Bastani          48      President & Chief Executive Officer     875,000
--------------------- ------- ------------------------------------- ------------
Ronald Rosenzweig     64      Chairman of the Board                   215,000
--------------------- ------- ------------------------------------- ------------
Charles Huang         54      Executive Vice President                495,361
--------------------- ------- ------------------------------------- ------------
Thomas Shields        43      Sr. VP, CFO & Secretary                 213,750
--------------------- ------- ------------------------------------- ------------
Paul Bachow           50      Director                                114,750
--------------------- ------- ------------------------------------- ------------
David Fellows         49      Director                                114,750
--------------------- ------- ------------------------------------- ------------
Harry Rein            57      Director                                114,750
--------------------- ------- ------------------------------------- ------------
Lewis Solomon         68      Director                                 72,000
--------------------- ------- ------------------------------------- ------------
Dennis Strigl         56      Director                                 52,500
--------------------- ------- ------------------------------------- ------------


None of the above options are eligible for exchange under this offer.

The address of each director and executive officer is: c/o ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059 and the telephone number at such address for each such director and executive officer is 908-668-5000.

                                OFFER TO EXCHANGE

                             OUTSTANDING OPTIONS TO

                        PURCHASE COMMON STOCK, PAR VALUE

                       $.01 PER SHARE, HAVING AN EXERCISE

                       PRICE OF AT LEAST $21.00 PER SHARE

                                       OF

                                 ANADIGICS, INC.

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to the Stock Option Exchange hotline at (908) 791-6060 or stockoptionexchange@anadigics.com.

                                  May 20, 2002